Exhibit 10 (i) (xii)

EMPLOYMENT AGREEMENT made as of the 1st day of January, 2004 by and between ARROW ELECTRONICS EMEASA, INC., a Delaware corporation with its principal office at 50 Marcus Drive, Melville, New York 11747 (the "Company"), and GERMANO FANELLI, residing at 14, Via Fratelli Bressan, 20126 Milano, Italy (the "Executive").

WHEREAS, the Company wishes to employ the Executive as its President, with the responsibilities and duties of an executive officer of the Company; and

WHEREAS, the Executive wishes to accept such employment to render services to the Company on the terms set forth in, and in accordance with the provisions of, this Employment Agreement (the "Agreement");

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment and Duties .

a) Employment . The Company hereby employs the Executive for the Employment Period defined in Paragraph 3, to perform such duties for the Company, its subsidiaries and affiliates and to hold such offices as may be specified from time to time by the Company's Board of Directors, subject to the following provisions of this Agreement. The Executive hereby accepts such employment.

b) Duties and Responsibilities . It is contemplated that the Executive will be President of the Company, but the Board of Directors shall have the right to adjust the duties, responsibilities, and title of the Executive as the Board of Directors may from time to time deem to be in the interests of the Company (provided, however, that during the Employment Period, without the consent of the Executive, he shall not be assigned any titles, duties or responsibilities which, in the aggregate, represent a material diminution in, or are materially inconsistent with, his prior title, duties, and responsibilities as President. The Executive shall initially report directly to the Chief Executive Officer of Arrow Electronics, Inc. The Executive shall be based in Milan, Italy.

If (i) the Board of Directors does not either continue the Executive in the office of President or elect him to some other executive office satisfactory to the Executive or (ii) at anytime during the Employment Period (A) William E. Mitchell ceases to be employed as the President and Chief Executive Officer of the Company and (B) Daniel W. Duval ceases to serve as Chairman of the Company or the Executive is directed to report to a person other than the Chief Executive Officer of Arrow Electronics Inc., the Executive shall have the right to decline to give further service to the Company (but, in the case of (ii) above, only after giving 12 months prior written notice to the Company of his intention to do so) and, in the case of (i) above, the Executive shall have the rights and obligations which would accrue to him under Paragraph 6 if he were discharged without cause. In the case of (i) above, if the Executive decides to exercise such right to decline to give further service, he shall within forty-five days after such action or omission by the Board of Directors give written notice to the Company stating his objection and the action he thinks necessary to correct it, and he shall permit the Company to have a forty-five day period in which to correct its action or omission. If the Company makes a correction satisfactory to the Executive, the Executive shall be obligated to continue to serve the Company. If the Company does not make such a correction, the Executive's rights and obligations under Paragraph 6 shall accrue at the expiration of such forty-five day period. For the avoidance of doubt, if the Executive declines to give further service to the Company on the basis of (ii) above, such action on the part of the Executive shall constitute a voluntary termination of employment by the Executive; he shall have no rights under Paragraph 6 but the Executive shall have the rights provided in item 1 under the "Minimum Benefit for the avoidance of doubt" provision in the Term Sheet; and he shall continue to be bound by the other provisions of this Agreement that are applicable after the termination of the Employment Period, including Paragraph 7.

c) Time Devoted to Duties . The Executive shall devote all of his normal business time and efforts to the business of the Company, its subsidiaries and its affiliates, the amount of such time to be sufficient, in the reasonable judgment of the Board of Directors, to permit him diligently and faithfully to serve and endeavor to further their interests to the best of his ability.

d) Vacation . During the Employment Period, the Executive will be given seven weeks vacation with full pay each year, to be taken at the Executive's discretion; provided however, that the Executive will use his best efforts to ensure that such vacation does not unduly interfere with the operation and performance of the business of the Company, its subsidiaries or its affiliates. The Executive's vacation time for any year will be appropriately pro-rated to reflect a partial year of employment.

2. Compensation .

a) Monetary Remuneration and Benefits . During the Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity the compensation and benefits specified in the term sheet attached hereto as Exhibit A (the "Term Sheet").

b) Automobile . During the Employment Period, the Company will provide the Executive with an automobile equivalent to that provided to the Executive in connection with his former employment by Arrow Holdings South Europe ("AHSE") and will pay the expenses related to the operation of the automobile to the same extent as AHSE has paid them previously.

c) Expenses . During the Employment Period, the Company agrees to reimburse the Executive, upon the submission of appropriate vouchers, for out-of-pocket expenses (including, without limitation, expenses for travel, lodging and entertainment) incurred by the Executive in the course of his duties hereunder.

d) Office and Staff . The Company will provide the Executive with an office, secretary and such other facilities as may be reasonably required for the proper discharge of his duties hereunder.

e) Indemnification . The Company agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his service as an officer or director of the Company, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.

3. The Employment Period .

The "Employment Period," as used in the Agreement, shall mean the period beginning as of the date hereof and terminating on the last day of the calendar month in which the first of the following occurs:

a) the death of the Executive;

b) the disability of the Executive as determined in accordance with Paragraph 4 hereof and subject to the provisions thereof;

c) the termination of the Executive's employment by the Company for cause in accordance with Paragraph 5 hereof; or

d) December 31, 2006; provided, however, that, unless sooner terminated as otherwise provided herein, the Employment Period shall automatically be extended for one or more twelve (12) month periods beyond the then scheduled expiration date thereof unless between the 18th and 12th month preceding such scheduled expiration date either the Company or the Executive gives the other written notice of its or his election not to have the Employment Period so extended.

4. Disability .

For purposes of this Agreement, the Executive will be deemed "disabled" upon the earlier to occur of (i) his becoming disabled as defined under the terms of the disability benefit program applicable to the Executive, if any, and (ii) his absence from his duties hereunder on a full-time basis for 12 consecutive months as a result of his incapacity due to accident or physical or mental illness. If the Executive becomes disabled (as defined in the preceding sentence), the Employment Period shall terminate on the last day of the 12 (twelve) month period referred to above. Until such termination of the Employment Period, the Company shall continue to pay to the Executive his base salary, any additional compensation authorized by the Company's Board of Directors, and other remuneration and benefits provided in accordance with Paragraph 2 hereof, all without delay, diminution or proration of any kind whatsoever (except that his remuneration hereunder shall be reduced by the amount of any payments he may otherwise receive as a result of his disability pursuant to a disability program provided by or through the Company), and any applicable medical benefits and life insurance shall remain in full force. After termination of the Employment Period as a result of the disability of the Executive, any applicable medical benefits covering the Executive and his family shall remain in place (subject to the eligibility requirements and other conditions continued in the underlying plan, as described in the Company's employee benefits manual, and subject to the requirement that the Executive continue to pay the "employee portion" of the cost thereof).

In the event that, notwithstanding such a determination of disability, the Executive is determined not to be totally and permanently disabled prior to the then scheduled expiration of the Employment Period, the Executive shall be entitled to resume employment with the Company under the terms of this Agreement for the then remaining balance of the Employment Period.

5. Termination for Cause .

In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Company shall have the right to terminate the Employment Period by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Company within thirty days after such notice, the Employment Period shall terminate and the Company shall have no further obligation to the Executive hereunder but the restriction on the Executive's activities contained in Paragraph 7 and the obligations of the Executive contained in Paragraphs 8(b) and 8(c) shall continue in effect as provided therein.

6. Termination Without Cause .

In the event that the Company discharges the Executive without cause, the Executive shall be entitled to the salary provided in the Term Sheet, two-thirds of the targeted bonus provided in the Term Sheet, the vesting of any restricted stock awards and the immediate exercisability of any stock options, as well as his rights under Paragraph 4, which would have vested or become exercisable during the full Employment Period (which, in that event, shall continue until December 31, 2006 unless sooner terminated by the Executive's disability or death). Any Amounts payable to the Executive under this Paragraph 6 shall be reduced by the amount of the Executive's earnings from other employment (which the Executive shall have an affirmative duty to seek; provided, however, that the Executive shall not be obligated to accept a new position which is not reasonably comparable to his employment with the Company).

7. Non-Competition; Trade Secrets .

During the Employment Period and (but in the case of (b), only if requested by the Company) for a period of one year after the termination of the Employment Period, the Executive will not, directly or indirectly, engage in any of the following on his own behalf or on behalf of any other person or entity:

a) Disclosure of Information . Use, attempt to use, disclose or attempt to disclose or otherwise make known to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law):

i. any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment, in any manner which may be, or is reasonably likely to be, detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or

ii. any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates;

b) Non-Competition . Engage or become interested in, anywhere in Europe (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise), in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed and publicly traded on a recognized stock exchange, if such investment is otherwise permitted by the Arrow Electronics, Inc. Worldwide Code of Business Conduct and Ethics;

For the avoidance of doubt, the obligations set forth in this Paragraph 7(b) shall apply in the event that the Company exercises its right to require the Executive's non-competition and shall be subject to the following:

i. In the event that the Company is required by applicable law to give the Executive prior notice of its intention to terminate his work relationship with the Company but instructs the Executive not to carry on working during such notice period, the twelve month additional non-compete period referred to above in this Paragraph 7(b) shall commence on the date the Executive so ceases working on the instructions of the Company.

ii. Similarly, if the Executive is required to give the Company advance notice of his intention to terminate his work relationship with the Company and gives such notice, and the Company instructs him not to carry on working during such period, the twelve month additional non-compete period referred to above in this Paragraph 7(b) shall commence on the date the Executive so ceases working on the instructions of the Company.

iii. If, on the other hand, the Executive is required to give such advance notice and fails to do so or is unwilling to continue working during such notice period, such twelve month non-compete period shall commence on the date the Executive actually ceases carrying out his duties, and such twelve month period shall be extended beyond twelve months, as the case may be, for an additional period equal to the length of such required notice period.

iv. If the Company decides to exercise its right pursuant to this Paragraph 7(b) to require the Executive to extend his non-competition obligation beyond termination of his work relationship with the Company, the Company agrees to pay the Executive, in consideration thereof and contingent on his adherence to the terms of such obligations as set forth herein, an amount equal to 80% of the sum of his annual base salary and his average annual bonus for the past three years of employment (or if less than three, such lesser number of years) for each year of such non-competition obligation (as adjusted for any period less than one year) payable in equal monthly installments during such term of non-competition.

v. In the event that the Executive breaches any provision of this Paragraph 7(b), as determined by any Court of competent jurisdiction, and without limiting any other rights the Company may have regarding such breach, in law or in equity or as otherwise available, including the rights set forth in Paragraph 10, the Company may immediately cease any payments due to the Executive pursuant to this Paragraph 7, and the Executive will be bound to (i) re-pay to the Company any amounts previously paid to the Executive during the non-competition period and, (ii) pay to the Company a sum, on account of liquidated damages, equal to the global amount otherwise payable to the Executive during the entire non-competition period in consideration of his non-competition obligations. Notwithstanding the foregoing, the parties agree that the remedies provided in this paragraph shall not in any way limit the Company's rights to enjoin the Executive's breach of his obligations hereunder or to require the Executive's specific performance of his obligations hereunder, nor shall anything herein provide, or be construed to provide, the Executive with the option of electing to forego the payments required to be made by the Company pursuant to this Paragraph 7(b) in order to avoid his obligation not to compete;

c) Solicitation . Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or for two years thereafter, from any person, firm or other entity which was or at the time is a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or

d) Employment . Employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention term during said term or for two years thereafter.

e) Disclosure . The Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Executive may have in any business.

f) Reasonableness of Restrictions . Except as expressly herein provided, nothing contained herein is intended to prevent the Executive, at any time after the termination of the Employment Period, from either (i) being gainfully employed or (ii) exercising his skills and abilities outside of such geographic areas, provided in either case the provisions of this Agreement are complied with. The Executive represents that his experience, capabilities and circumstances are such that the provisions of this Paragraph 7 will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Agreement are reasonable in duration, geographic area and scope and are properly required for the adequate protection of the business interests of the Company and its subsidiaries and affiliates.

8. Preservation of Business .

a) General . During the Employment Period, the Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

b) Patents and Copyrights, etc. The Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by the Executive before or during his employment hereunder.

Any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which the Executive may conceive of or make, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Employment Period, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries and/or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of having made such patent applications or being granted such patents.

Any writings or other materials written or produced by the Executive or under his supervision (whether alone or with others and whether or not during regular business hours), during the Employment Period which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company's right, title and interest therein. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of the Executive's compliance with the Company's request.

c) Return of Documents . Upon the termination of the Employment Period, including any termination of employment described in Paragraph 6, the Executive will promptly return to the Company all copies of information protected by Paragraph 7(a) hereof or pertaining to matters covered by subparagraph (b) of this Paragraph 8 which are in his possession, custody or control, whether prepared by him or others.

9. Separability .

The Executive agrees that the provisions of Paragraphs 7 and 8 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Executive may have under any other provisions hereof. The Company agrees that the provisions of Paragraph 6 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Executive notwithstanding any rights or remedies the Company may have under any other provisions hereof.

10. Specific Performance .

The Executive acknowledges that (i) the services to be rendered under the provisions of this Agreement and the obligations of the Executive assumed herein are of a special, unique and extraordinary character; (ii) it would be difficult or impossible to replace such services and obligations; (iii) the Company, its subsidiaries and affiliates will be irreparably damaged if the provisions hereof are not specifically enforced; and (iv) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Executive. The Company acknowledges that (i) the Executive will be irreparably damaged if the provisions of Paragraphs 1(b) and 6 hereof are not specifically enforced and (ii) the award of monetary damages will not adequately protect the Executive in the event of a breach thereof by the Company. By virtue thereof, the Executive agrees and consents that if he violates any of the provisions of this Agreement, and the Company agrees and consents that if it violates any of the provisions of Paragraphs 1(b) and 6 hereof, the other party, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.

11. Miscellaneous .

a) Entire Agreement; Amendment . This Agreement constitutes the whole employment agreement between the parties and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of the Executive not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect.

b) Assignment . Except as stated below, this Agreement is not assignable by the Company without the written consent of the Executive, or by the Executive without the written consent of the Company, and any purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void; provided, however, that, notwithstanding the foregoing, the Company may merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation or business entity or otherwise reorganize itself, provided the surviving corporation or entity, if not the Company, shall assume this Agreement and become obligated to perform all of the terms and conditions hereof, in which event the Executive's obligations shall continue in favor of such other corporation or entity.

c) Waivers, etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

d) Provisions Overly Broad . In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

e) Notices . Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

i. if to the Executive to:

Germano Fanelli

14, Via Fratelli Bressan

20126 Milano, Italy

ii. if to the Company to:

Arrow Electronics EMEASA, Inc.

c/o Mr Roberto Spada

14, Via Pietro Mascagni

20122 Milano Italy

Attention: Mr. Roberto Spada

with a copy to:

Arrow Electronics, Inc.

50 Marcus Drive

Melville, New York 11747

Attention: Peter S. Brown

Senior Vice President and General Counsel

Either party may, by notice to the other, change his or its address for notice hereunder.

f) Governing Law . This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARROW ELECTRONICS EMEASA, INC.

By: /s/ Peter S. Brown

THE EXECUTIVE

/s/ Germano Fanelli

Germano Fanelli

Germano Fanelli

Term Sheet

Exhibit A

Position: President, Arrow Electronics EMEASA

Effective Date: January 1, 2004

Annual Compensation:

(all amounts gross of personal income withholding taxes and in Euros)

	2004	2005	2006	Total
Base salary	325,000	357,000	393,250	1,075,750
Target bonus (100%)	175,000	192,000	211,750	579,250
Total gross	500,000	550,000	605,000	1,655,000

Employment Terms:

You will be hired as a Dirigente employee of the newly established Italian branch office of Arrow Electronics EMEASA ("NewCo"). In addition, you will retain Board member ( Consigliere di Amministrazione ) status in Arrow Holdings So Europe ("AHSE").

Base Salary and Annual Incentive

Your annual cash compensation in the proposed plan is set forth above. Your actual annual bonus will be determined annually under the MICP program and may range from 0 - 200% of target depending on results.

Executive Equity Programs

You will participate in the Company's current Stock Option program and Restricted Stock program or any replacement programs that may emerge from the current executive compensation review that is currently under way.

Severance Plans:

Effective with your resignation as Dirigente from AHSE, in addition to the legally mandated severance due to you, a severance in the net amount of Euro 295,000 will be payable to you no later than February 28, 2004. No later than February 28, 2007 you will receive, in addition to any legally mandated severance due to you as a result of the termination of your employment relationship with EMEASA, a severance payment in the net amount of Euro 351,000. If the employment relationship is continued beyond December 31, 2006 such amount will be paid to you by the aforesaid date of February 28, 2007, on account of bonus. Such Payment is in lieu of the severance and no further additional severance will be paid.

Interim Spot Bonus Plan:

A separate spot bonus in the gross amount of Euro 643,500 is payable to you no later than June 30, 2005.

Pension

In the event that Germano Fanelli wishes to renew the employment agreement for an additional year after December 31, 2006 and Arrow does not and, as a result, Germano Fanelli is short of the 40 years of employment required to achieve the maximum Italian state pension, Arrow will, at its option, either (i) agree to extend the employment agreement for an additional six months, but such extension will involve employment in a role to be determined by Arrow (which role may or may not be the same as Germano Fanelli's role at the time of the extension) or (ii) pay Germano Fanelli six months base salary and an amount equal to 50% of the average of Mr. Fanelli's annual target bonus payments during the employment period.

Germano Fanelli

Arrow Electronics EMEA & South America

Profit Sharing Bonus Plan

Term Sheet

Exhibit A

The Plan is designed to reward the sustainable, long term growth in Europe over the three or more years Germano Fanelli directly manages the region and one year after Germano Fanelli's retirement. The Plan is also intended to reward Germano Fanelli for having hired and developed a suitable successor.

Metrics Used:

  Operating Income : Estimated Baseline: $145,8M. Primary measure to establish the profit sharing pool. (Forecasted 2003 operating income excluding Nordic Microtronica plus 2004 Plan, the total of which is divided by two) less $2 million forms the baseline against which future performance (2004, 2005, 2006) and (2004-one year after retirement) are measured. The final calculation of the baseline will be agreed by no later than December 31, 2003. Germano Fanelli will earn 5% of excess average operating income over this baseline.

  EBIT : Estimated Baseline 5.4%: Will be the % equal to the average of the forecasted 2003 and the Planned 2004 EBIT %. For every 20 basis points improvement in the Three Year Average and Final Average EBIT over the Baseline EBIT, either up or down, a 1.0% enhancement or reduction will be applied to the Plan Distribution paid in 2007 and 2008 or later. In all cases the maximum enhancement or reduction to the Plan Distribution from the EBIT performance will be 15.0%.

  Return on Working Capital: Estimated Baseline 19.3%: Will be the % equal to the average of the forecasted 2003 and the Planned 2004 ROWC. For every 40 basis points improvement in the Three Year Average and the Final Average ROWC over the Baseline ROWC, either up or down, a 1.0% enhancement or reduction will be applied to the Plan Distribution payable in 2007 and 2008 or later. In all cases the maximum enhancement or reduction to the Plan Distribution from the ROWC performance will be 15.0%

Note - All baselines include year-end 2003 estimates and a constant exchange rate and will be finalized by December 31, 2003. The Euro rates will be those prevailing as at December 1, 2003.

Exclusions:

The Plan will exclude any of the following items deemed by the Company to have a material effect :

  Financial impact from changes in interest, tax, and currency rates

  Financial impact from changes in reserves on Arrow Europe financial statements

  Financial impact attributable to changes in capitalization structure

  Financial impacts attributed specifically to an acquisition or divestiture

  Financial impact brought on by changes in accounting methodologies

  Other changes approved at a Arrow Corporate or global level of similar nature and impact

Maximum Benefit:

Total maximum payout under the Plan is USD $6 million total. (Refer to attached page for additional detail.)

Minimum Benefit:

Minimum payout under this Plan is USD $600,000.

For the avoidance of doubt it is agreed that:

  In case of termination of the employment for cause by the Company as well as in the case of voluntary termination by the Executive, Germano Fanelli will be entitled to receive the minimum pay out of $ 600,000 prorated to the actual length of his employment up to the effective date of termination.

2. In case of termination of the employment by the Company without cause, Germano Fanelli will be entitled to receive the greater of (i) the minimum pay out of $ 600,000 in its entirety or (ii) if the termination becomes effective after December 31, 2005, the Profit Sharing Bonus calculated in accordance with the Profit Sharing Plan taking into account the difference between the base line and the average of 2004 and 2005. This will apply also in the case of termination of the employment due to the disability of the Executive if it first arises after December 31, 2005.

Germano Fanelli

Profit Sharing Plan

Term Sheet

Exhibit A

Operating Income - Europe

Three-year average "Baseline"

(2001 - 2003) $145.8 Million

Assuming no adjustments for EBIT and ROWC, for each $20 Million of Incremental 3-Year Average O.I. over "Baseline"

Payout = $1 Million

If average 3-year O.I. (2004-2006) # $157.8 Million

Total Payment = $600,000

Assuming no adjustments for EBIT and ROWC, if average 3-year O.I. (2004-2006)

3 $265.8 Million and stays

there thru 2007

Total Payment = $6,000,000

1 st Pay : March 2007 $3,000,000

2 nd Pay* : March 2008 $3,000,000

Total : $6,000,000

1 st Pay : March 2007 50% Minimum $300,000

2 nd Pay* : March 2008 Balance $300,000

Total : $600,000

Minimum Payout Maximum Payout

  2 nd payout scheduled for March 2008 (or, if later, March of the year following the 1 st anniversary of Germano Fanelli's retirement) may be adjusted based on performance during 2007 or, if later for 2007 and the year following Germano Fanelli's retirement, subject to maximum and minimum limits.